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Exhibit 4.1

SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT

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 SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT

          THIS SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "Agreement"), is made as of the 11th day of July, 2014, by and among Cerecor Inc., a Delaware corporation (the "Company"), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an "Investor."

RECITALS

          WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock, Series A-1 Preferred Stock and/or shares of Common Stock and possess certain rights pursuant to an Amended and Restated Investors' Rights Agreement dated as of August 23, 2013 between the Company and such Investors (the "Prior Agreement"); and

          WHEREAS, the Existing Investors are holders of a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights and obligations created pursuant to this Agreement in lieu of the rights and obligations of the Existing Investors under the Prior Agreement; and

          WHEREAS, certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith between the Company and certain of the Investors (the "Purchase Agreement"), under which certain of the Company's and such Investors' obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding a majority of the Registrable Securities, and the Company;

          NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

          1.    Definitions.     For purposes of this Agreement:

            1.1      "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

            1.2     "Common Stock" means shares of the Company's common stock, par value $0.001 per share.

            1.3     "Damages" means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

            1.4     "Derivative Securities" means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

            1.5     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            1.6     "Excluded Registration" means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

            1.7      "Form S-1" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

            1.8     "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            1.9     "GAAP" means generally accepted accounting principles in the United States.

            1.10    "Holder" means any holder of Registrable Securities who is a party to this Agreement.

            1.11    "Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

            1.12    "Initiating Holders" means, collectively, Holders who properly initiate a registration request under this Agreement.

            1.13    "IPO" means the Company's first underwritten public offering of its Common Stock under the Securities Act.

            1.14    "Major Investor" means any Investor that, individually or together with such Investor's Affiliates, holds at least ten percent (10%) of the shares of Preferred Stock then outstanding.

            1.15    "NEA" means New Enterprise Associates 14, Limited Partnership.

            1.16    "New Securities" means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

            1.17    "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

            1.18    "Preferred Stock" means, collectively, shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock.

            1.19    "Qualified IPO" has the meaning given to such term in the Company's Amended and Restated Certificate of Incorporation, as may be amended from time to time.

            1.20   "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, excluding any Common Stock issued upon conversion of Preferred Stock pursuant to the "Special Mandatory Conversion" provisions of the Company's Certificate of Incorporation; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

            1.21    "Registrable Securities then outstanding" means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

            1.22   "Restricted Securities" means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

            1.23   "SEC" means the Securities and Exchange Commission.

            1.24   "SEC Rule 144" means Rule 144 promulgated by the SEC under the Securities Act.

            1.25   "SEC Rule 145" means Rule 145 promulgated by the SEC under the Securities Act.

            1.26   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            1.27    "Selling Expenses" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

            1.28   "Series A Preferred Stock" means shares of the Company's Series A Preferred Stock, par value $0.001 per share.

            1.29   "Series A-1 Preferred Stock" means shares of the Company's Series A- Preferred Stock, par value $0.001 per share.

            1.30   "Series B Director" means any director of the Company that the holders of Series B Preferred Stock are entitled to elect pursuant to Section 1.2(a), Section 1.2(b), Section 1.2(c) or Section 1.2(d) of the Voting Agreement.

            1.31    "Series B Preferred Stock" means shares of the Company's Series B Preferred Stock, par value $0.001 per share.

            1.32   "Voting Agreement" means the Second Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company, certain of the Investors and the other parties thereto.

          2.    Registration Rights.     The Company covenants and agrees as follows:

            2.1    Demand Registration.

              (a)    Form S-1 Demand.     If at any time after the earlier of (i) three (3) years after the date of this Agreement and (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the shares of Series B Preferred Stock then outstanding (the "Requisite Holders") that the Company file a Form S-1 registration statement with respect to Registrable Securities with an anticipated aggregate offering price, net of Selling Expenses, of at least $10 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the "Demand Notice") to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities

    Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

              (b)    Form S-3 Demand.     If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of Registrable Securities that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

              (c)     Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company's chief executive officer stating that in the good faith judgment of the Company's Board of Directors (including at least three Series B Directors) it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

              (d)     The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a)(i) during the period that is sixty (60) days before the Company's good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, the registration statement filed in connection with the Company's IPO, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as "effected" for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as "effected" for purposes of this Section 2.1(d).

            2.2    Company Registration.     If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

            2.3    Underwriting Requirements.

              (a)     If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e) ) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

              (b)     In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders' Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company and the Initiating Holders) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder's securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are to be sold by Initiating Holders be excluded from such underwriting unless the Registrable Securities to be sold by all other Holders are first excluded from such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such "selling Holder," as defined in this sentence.

              (c)     For purposes of Section 2.1, a registration shall not be counted as "effected" if, as a result of an exercise of the underwriter's cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

            2.4    Obligations of the Company.     Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

              (a)     prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

              (b)     prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

              (c)     furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

              (d)     use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

              (e)     in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

              (f)     use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

              (g)     provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

              (h)     promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

              (i)      notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

              (j)      after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

            In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company's directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

            2.5    Furnish Information.     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder's Registrable Securities.

            2.6    Expenses of Registration.     All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers' and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders ("Selling Holder Counsel"), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Requisite Holders agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

            2.7    Delay of Registration.     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.8    Indemnification.     If any Registrable Securities are included in a registration statement under this Section 2:

              (a)     To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

              (b)     To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

              (c)     Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

              (d)     To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder's liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

              (e)     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the IPO are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

              (f)     Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

            2.9    Reports Under Exchange Act.     With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

              (a)     make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

              (b)     use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

              (c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

            2.10    Limitations on Subsequent Registration Rights.     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (i) include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

            2.11    "Market Stand-off" Agreement.     Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company's outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

            2.12    Restrictions on Transfer.

              (a)     The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

              (b)     Each certificate representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be endorsed with a legend substantially in the following form:

        THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

        THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

              The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

              (c)     The holder of each certificate representing Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder's intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a "no action" letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or "no action" letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

            2.13    Termination of Registration Rights.     The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

              (a)     the closing of a Deemed Liquidation Event, as such term is defined in the Company's Certificate of Incorporation;

              (b)     such time as (i) such Holder holds less than one percent (1%) of all Registrable Securities then outstanding and (ii) Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares without limitation during a three-month period without registration; and

              (c)     the later of (i) the fifth (5th) anniversary of the Qualified IPO (as defined in the Company's Certificate of Incorporation) and (ii) August 23, 2020.

          3.    Information and Observer Rights.

            3.1    Delivery of Financial Statements.     The Company shall deliver to each Major Investor:

              (a)     as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders' equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company;

              (b)     as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders' equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

              (c)     as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

              (d)     as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders' equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

              (e)     as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the "Budget"), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

              (f)     with respect to the financial statements called for in Section 3.1(a), Section 3.1(b) and Section 3.1(d), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) and Section 3.1(d)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

              (g)     such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which, in the opinion of counsel, would adversely affect the attorney-client privilege between the Company and its counsel.

            If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

            Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company's good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company's covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

            3.2    Inspection.     The Company shall permit each Major Investor, at such Major Investor's expense, to visit and inspect the Company's properties; examine its books of account and records; and discuss the Company's affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

            3.3    Observer Rights.     As long as MPM Capital owns not less than 33% of the shares of the Preferred Stock acquired by MPM Capital (including its Affiliates) pursuant to the Purchase Agreement, the Company shall invite a representative of MPM Capital to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could materially adversely affect the attorney-client privilege between the Company and its counsel or result in an actual conflict of interest, or if such Investor or its representative is a direct competitor of the Company.

            3.4    Termination of Information Rights.     The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company's Certificate of Incorporation, whichever event occurs first.

            3.5    Confidentiality.     Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company's intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company's confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

          4.    Rights to Future Stock Issuances.

            4.1    Right of First Offer.     Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Major Investors. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it. in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having "beneficial ownership," as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor ("Investor Beneficial Owners"); provided that each such Affiliate or Investor Beneficial Owner agrees to enter into this Agreement and each of the Voting Agreement and Second Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an "Investor" under each such agreement.

              (a)     The Company shall give notice (the "Offer Notice") to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

              (b)     By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then held by all the Major Investors (including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by the Major Investors). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a "Fully Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

              (c)     If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

              (d)     The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company's Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series B Preferred Stock to Hercules or Additional Purchasers pursuant to Section 1.2 of the Purchase Agreement.

            4.2    Termination.     The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company's Certificate of Incorporation, whichever event occurs first.

          5.    Additional Covenants.

            5.1    Insurance.     The Company shall use its commercially reasonable efforts to obtain, within thirty (30) days of the date hereof, from financially sound and reputable insurers, Directors and Officers liability insurance coverage in an amount of at least $3 million per occurrence, with such terms, conditions and policy limits satisfactory to the Board of Directors (including at least three Series B Directors), and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors (including at least three Series B Directors) determines that such insurance should be discontinued. Such policy shall not be cancelable by the Company without prior approval by the Board of Directors (including at least three Series B Directors). The Company shall use its commercially reasonable efforts prior to an IPO to increase its Directors and Officers liability insurance to at least $20 million per occurrence, including coverage of claims under the Securities Act and the Exchange Act. Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Series B Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least (x) $3 million per occurrence prior to an IPO and (y) $20 million per occurrence in connection with and after and IPO, unless approved by at least three Series B Directors (or a majority of the Series B Directors if less than five Series B Directors is then serving on the Board of Directors) and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to NEA and each Series B Director a certification that such a Directors and Officers liability insurance policy remains in effect.

            5.2    Employee Agreements.     The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, in the form attached hereto as Exhibit A. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of at least three Series B Directors.

            5.3    Employee Stock.     Unless otherwise approved by the Board of Directors, including at least three Series B Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company's capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board of Directors, including at least three Series B Directors, the Company shall retain a "right of first refusal" on employee transfers until the Company's IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

            5.4    Qualified Small Business Stock.     The Company shall use commercially reasonable efforts to cause the shares of Series B Preferred Stock issued pursuant to the Purchase Agreement, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the "Code"), to constitute "qualified small business stock" as defined in Section 1202(c) of the Code. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor's written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company's possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code. The Company's obligation to furnish a written statement pursuant to this Section 5.4 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established securities market.

            5.5    Successor Indemnification.     If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company's Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

            5.6    Expenses of Counsel.     In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith among the Investors and the Company),

  the reasonable fees and disbursements of one counsel for the Major Investors ("Investor Counsel"), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel's clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company's counsel and investment bankers to share) such materials when distributed to the Company's executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

            5.7    Indemnification Matters.     The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a "Fund Director") may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the "Fund Indemnitors"). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company's Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

            5.8    Right to Conduct Activities.     The Company hereby agrees and acknowledges that each Major Investor (together with their respective affiliates) is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company's business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each such Major Investor shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Major Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Major Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company's confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

            5.9    FCPA.     The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA")), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Major Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

            5.10    FIRPTA.     The Company shall provide prompt notice to New Enterprise Associates 14, Limited Partnership ("NEA 14") following any "determination date" (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by NEA 14, the Company shall provide NEA 14 with a written statement informing NEA 14 whether NEA 14's interest in the Company constitutes a United States real property interest. The Company's determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company's written statement to NEA 14 shall be delivered to NEA 14 within 10 days of NEA 14's written request therefor. The Company's obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company's stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

            5.11    Termination of Covenants.     The covenants set forth in Sections 5.2, 5.3 and 5.9 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company's Certificate of Incorporation, whichever event occurs first.

          6.    Miscellaneous.

            6.1    Successors and Assigns.     The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder's Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder's Immediate Family Members; or (iii) after such transfer, holds at least two percent (2%) of the shares of Registrable Securities then outstanding; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder's Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder's Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            6.2    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of the laws of any other jurisdiction.

            6.3    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

            6.4    Titles and Subtitles.     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            6.5    Notices.     All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile (with delivery confirmation) or email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a mandatory copy (which shall not constitute notice) shall also be sent to Cooley LLP, 1299 Pennsylvania Avenue NW, Washington DC, 20004-2400, Attention: Aaron Velli, Facsimile: (202) 842-7899, Email: avelli@cooley.com and if notice is given to any Stockholder, a mandatory copy (which shall not constitute notice) shall also be sent to Proskauer Rose LLP, One International Place, Boston, MA 02110, Attention: Ori Solomon, Facsimile: (617) 526-9899, Email: osolomon@proskauer.com.

            6.6    Amendments and Waivers.     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Holders; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company's failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party's own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

            6.7    Severability.     In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

            6.8    Aggregation of Stock.     All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

            6.9    Additional Investors.     Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company's Series B Preferred Stock after the date hereof, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an "Investor" for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an "Investor" hereunder.

            6.10    Entire Agreement.     This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

            6.11    Dispute Resolution.     The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

            6.12    Waiver of Jury Trial.     EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

            6.13    Delays or Omissions.     No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            6.14    Acknowledgment.     The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:
CERECOR INC.
By:	/s/ BLAKE PATERSON
Name: Blake Paterson
Title: Chief Executive Officer

SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT

Signed by the following Investors:

New Enterprise Associates 14, L.P.
NEA Ventures 2014, L.P.
Apple Tree Partners IV, LP
MPM BioVentures V, LP
MPM Asset Management Investors BV5 LLC
David Abramson
ACNYC, LLC
Phil Agnes
Ahlborg Acquisitions LLC
Gilya Alchits
Nigel V. Alexander
Allenwood Ventures, Inc.
Monte D. Anglin and Janet S. Anglin
AR Properties
Ronald Artinian
ARZT, LLC
Jim Aukstuolis
The Bahr Family Limited Partnership
Bao Ning Xie
Raymond F. Barbush III
Sol J. Barer
Martin Becker
Trust of David Benaderet UAD 1/15/13
Stephen Bender
Daniel Blech Trust DTD 8/3/2005
Isaac Blech
Bradley C. Boers
Bozarth LLC
IRA FBO KAREN BRAINARD PERSHING
LLC AS CUSTODIAN ROLLOVER
ACCOUNT
Howard B. Brodsky Revocable Trust of 1988
UAD 10/24/1988
Franklin D. Brown
Ray Alan Bruening
Robert Burke
Leonard J. Calbo and Marguerite Joan Calbo
Adolfo Carmona and Donna Carmona
The Carnahan Trust UAD 08/11/95
Anthony C. Celeste and Barbara Celeste
Richard Cohen
Michael Cohn and Paula Cohn
David S. Cooper
Charles J. Costich and Karin J. Costich
Ben Crown
C Barnes Darwin II
David D Deatkine Jr
Patrick Decavaignac Nancy J Connoly JT
James M. Disiao
James L Dritz
Scott Allen Edelbach Michelle Lynne Edelbach JT
Paul Ehrlich CPA Defined Benefit Plan

Paul D. Ehrman
Ron Eller and Beth Eller
Douglas L Engers
Steven Farber
Lawrence Feinberg
Frederick A. Fochtman and Linda M. Fochtman
David Foni and Adriana K. Foni
Fortezza Investments, LP
Robert Frankel
David and Debroah Franzetta Trust UAD
1/29/1998
Diana & David Freshwater Living Trust UAS
01/20/04
David L. Frydrych
GBS Ventures, Inc
Keith Gelles
Robert P. Giesen
James B. and Karen A. Glavin Family Trust
UAD 10/30/98; James B. Glavin and Karen A.
Glavin TTEES
Bruce Donald Goethe Laura K Goethe Comm
Prop WROS
Howard M. Haft
Nathan Halegua
John Hawk
Daniel H Hildebrand
Donald E. Hinkle
Joel L. Hochman Revocable Trust
Jing-Zhou Hou
Te-Shao Hsu
IRA FBO Thomas Huang, Pershing LLC as
Custodian
Richard S. Jackson Roth IRA, Pershing LLC as Custodian
JaDaMo LLC
Marc R Jalbert
Robert Kargman and Marjie B. Kargman
William M Kargman
James A Kluge
Thomas C. Kotyk
William S. Lapp
Robert H. Lenox
Todd Loudin
Steven K. Luminais and K. Elizabeth Kindwall
Luminais
Rick D. Mace and Karen J. Mace
Manny Family Revocable Trust UAD 09/17/05
Stanley M Marks
James C. Maylo
Kevin P McCarthy
Robert A. McDonald
Robert A. Melnick
Millenium Trust Co, LLC
Robert C Monks
Reed C. Moskowitz

Fatos Mucha
Mulkey II Limited Partnership
MSSB C/F David S. Nagelberg IRA Standard
Steven M. Nelson
Northlea Partners LLLP
David Y Norton
The Oaks Family LLC
Colin Offenhartz
David R. Olson
Henry Scovern and Laura K. Pakarow
Panella Living Trust; Joseph Panella & Pamela
Panella Ttees
Jonathan Patronik
Brian D. Petersen and Jane F.S. Petersen
Daniel P Petro
Michael Pierce
Michael E. Portnoy (IRA FBO MICHAEL E
PORTNOY PERSHING LLC AS
CUSTODIAN)
Brian Potiker Revocable Trust UAD 8/7/96
Timothy G. Rahr and Sarah Roman
Raisol, LLC
Kiran Rajasenan and Rosemarie Rajasenan JT
James Ramo 1979 Revocable Trust
Anastasios Raptis and Hariklia Efthimiou JT
Marty L Reich
Mark W. Reutlinger and Analee P. Reutlinger
Comm Prop
Glenn D. Rice (SEP FBO GLENN D RICE
PERSHING LLC AS CUSTODIAN)
Michael Rieber
Brenda A. Riffee Revocable Trust UAD
10/16/06
Stephen E. Riffee Revocable Trust UAD
10/16/06
Dyke Rogers
Thomas M. Rogstad
Michael Paul Ross
Steven Rothstein
Marc A. Rotter
Mark W. Salmon
Joshua Schein 2009 Spearfish Trust UAD
12/28/2009
Peter D. Schiffrin
Alyson D Schlosser
David M. Schneider
David E Schwartz
Anil K Sharma Praguti G Sharma JT
William Sheppard
Estelle Siegel (ESTELLE SIEGEL SEYMOUR SIEGEL JT TEN)
Stuart Silverman
Lawrence Silverstein
Shamus, LLC
Arnold E. Spangler

Richard & Jeannie Stillman
Clayton A. Struve
Walter Sturm and Sandra Sturm
Min Sun
John D Suryan Monica S Suryan JT
TGR Partners, LLC
James W. Thomas
Transpac Investments Limited
Terrence E Troy
Robert E. Truskowski
Henry M. Tufo and Carleen Tufo
Robert M. Upshaw and Yarima F. Upshaw
Steve Valko
Hans Abel Van Der Laan and Annette Van Der
Laan
G Jan Van Heek
Ted Vanvick
Louis Vigden
Vivari, Ltd
John V. Wagner
Brian D. Warshaw and Randy Warshaw JT
Neil H. Wasserman (SEP FBO NEIL H
WASSERMAN PERSHING LLC AS
CUSTODIAN)
Trust U/W Renee Weiss dtd 05-09-90
Rande R Willsion
Howard J Worman
YKA Partners, Ltd
Kazuaki Yonemoto
Steven A. Yost Roth IRA, Pershing LLC as
Custodian
George Zetinski
Shawn H. Zimberg MD
Lizabeth H. Zlatkus
World Total Return Fund LLLP
Ronald Borchardt
UDI TOLEDANO
David Lawd
Patrick Kolenik
Steven Paul
Richard S. Jackson
Jeff Kurtz
Jerry C. Smith/Vicki S. Smith JTROS
Barbara Slusher
Robert DeSantis
Eugene A. Bauer, M.D.
Cary Sucoff
Blake Paterson
Solomon H. Snyder

 SCHEDULE A

Investors

New Enterprise Associates 14, L.P.	Franklin D. Brown
NEA Ventures 2014, L.P.	Ray Alan Bruening
Apple Tree Partners IV, LP	Robert Burke
MPM BioVentures V, LP	C and A Managed Capital LP
MPM Asset Management Investors BV5 LLC	Leonard J. Calbo and Marguerite Joan Calbo
2k Limited Partnership	Adolfo Carmona and Donna Carmona
David Abramson	The Carnahan Trust UAD 08/11/95
ACNYC, LLC	Anthony C. Celeste and Barbara Celeste
Phil Agnes	Chicago Investments, Inc.
Ahlborg Acquisitions LLC	Richard Cohen
Gregory M. Alberton	Michael Cohn and Paula Cohn
Gilya Alchits	Dennis E. Conklin
Nigel V. Alexander	David S. Cooper
Allenwood Ventures, Inc.	Charles J. Costich and Karin J. Costich
Monte D. Anglin and Janet S. Anglin	Ben Crown
AR Properties	Peter R. Culpepper
Ronald Artinian	C Barnes Darwin II
ARZT, LLC	David D Deatkine Jr
Jim Aukstuolis	Patrick Decavaignac Nancy J Connoly JT
Evan Azriliant	James M. Disiao
Babst Family Trust UAD 4/01/86	Scott V. Dols and Vicki N. Dols
The Bahr Family Limited Partnership	Carl J Domino
Bao Ning Xie	James L Dritz
The Stanford Baratz Revocable Trust UAD	The Dumper Family Trust UAD 05/17/12
09/07/94; Stanford Baratz and Amy Baratz	Janet Dumper & Robert S Dumper Ttees
TTEES	Scott Allen Edelbach Michelle Lynne
Raymond F. Barbush III	Edelbach
Barclay Armitage	JT
Sol J. Barer	Paul Ehrlich CPA Defined Benefit Plan
BBB Assets, LLC	Paul D. Ehrman
Martin Becker	Ron Eller and Beth Eller
Troy Belle	Douglas L Engers
Trust of David Benaderet UAD 1/15/13	Steven Farber
Stephen Bender	Paul A. Fegley
Daniel Blech Trust DTD 8/3/2005	Lawrence Feinberg
Isaac Blech	Gary M. Ferman
Bradley C. Boers	Frederick A. Fochtman and Linda M.
Bozarth LLC	Fochtman
IRA FBO KAREN BRAINARD PERSHING	David Foni and Adriana K. Foni
LLC AS CUSTODIAN ROLLOVER	Fortezza Investments, LP
ACCOUNT	Robert Frankel
Howard B. Brodsky Revocable Trust of 1988	David and Debroah Franzetta Trust UAD
UAD 10/24/1988	1/29/1998
Diana & David Freshwater Living Trust UAS	Kanter Family Foundation
1/20/2004	Robert Kargman and Marjie B. Kargman
David L. Frydrych	William M Kargman
James B Fryfogle	Victor F. Keen
David J. Galey	James A Kluge
Robert N. Garff	Thomas C. Kotyk
GBS Ventures, Inc	William S. Lapp

Keith Gelles	Daniel LaRoche
Wayne Gey	Roger S Lash
Robert P. Giesen	Michael D. Leigh
James B. and Karen A. Glavin Family Trust	Robert H. Lenox
UAD 10/30/98; James B. Glavin and Karen A.	Jack E. Leonard and Karen Kay Leonard
Glavin TTEES	Todd Loudin
Bruce Donald Goethe Laura K Goethe Comm	Steven K. Luminais and K. Elizabeth Kindwall
Prop WROS	Luminais
Gomez Holdings Inc.	William Lurie
Shobha Gopalakrishnan	Rick D. Mace and Karen J. Mace
Mark W. Grinbaum and Tatyana Grinbaum	Manny Family Revocable Trust UAD
Robert Grinberg	9/17/05
Lamar Anderson Gwaltney	Marketplace Lofts Limited Partnership
Howard M. Haft	Stanley M Marks
Nathan Halegua	James C. Maylo
Timothy P Hanley Monica Hanley Ten Com	Kevin P McCarthy
Daniel J. Hartung and Julie A. Hartung JT	Robert A. McDonald
John Hawk	Robert A. Melnick
Jeremiah M. Healy (IRA FBO JEREMIAH M	Millenium Trust Co, LLC, Custodian FBO
HEALY PERSHING LLC AS CUSTODIAN)	James H,. Stebbins
Henry Herzing Revocable Living Trust UAD	Robert C Monks
10/27/93	Reed C. Moskowitz
Daniel H Hildebrand	Fatos Mucha
Donald E. Hinkle	David A. Mulkey Limited Partnership II
Joel L. Hochman Revocable Trust	Mulkey II Limited Partnership
Larry Hopfenspirger	MSSB C/F David S. Nagelberg IRA Standard
Jing-Zhou Hou	Steven M. Nelson
Te-Shao Hsu	Northlea Partners LLLP
IRA FBO Thomas Huang, Pershing LLC as	David Y Norton
Custodian	The Oaks Family LLC
Alexis Hubshman (SEP FBO ALEXIS	Colin Offenhartz
HUBSHMAN PERSHING LLC AS	David R. Olson
CUSTODIAN)	Steven H. Oram Revocable Trust
Richard S. Jackson Roth IRA, Pershing LLC	Henry Scovern and Laura K. Pakarow
as Custodian	Panella Living Trust; Joseph Panella & Pamela
JaDaMo LLC	Panella Ttees
Marc R Jalbert	Jonathan Patronik
JLB Family Trust	The Peierls Foundation, Inc.
Jordan Family LLC	Brian Eliot Peierls
UD Ethel F. Peierls Charitable Lead Trust	Stuart Silverman
E. Jeffrey Peierls	Lawrence Silverstein
Periscope Partners LP	Shamus, LLC
Peter R. Pernicone	Arnold E. Spangler
Brian D. Petersen and Jane F.S. Petersen	Bryan S. Spille
Daniel P Petro	Richard & Jeannie Stillman
Roger Pfohl	Richard D. Storer and Jane W. Storer
Malcolm Phillips	Robert Stranger
Michael Pierce	Clayton A. Struve
Michael E. Portnoy (IRA FBO MICHAEL E	Walter Sturm and Sandra Sturm
PORTNOY PERSHING LLC AS	Min Sun
CUSTODIAN)	John D Suryan Monica S Suryan JT
Brian Potiker Revocable Trust UAD 8/7/96	James W Swistock
Timothy G. Rahr and Sarah Roman	TGR Partners, LLC
Raisol, LLC	James W. Thomas

Kiran Rajasenan and Rosemarie Rajasenan JT	Gerald A Tomsic Revocable Trust UAD
James Ramo 1979 Revocable Trust	8/10/95
Anastasios Raptis and Hariklia Efthimiou JT	Transpac Investments Limited
Marty L Reich	Terrence E Troy
Mark W. Reutlinger and Analee P. Reutlinger	Robert E. Truskowski
Comm Prop	Henry M. Tufo and Carleen Tufo
Glenn D. Rice (SEP FBO GLENN D RICE	U.S.A. Fund LLLP
PERSHING LLC AS CUSTODIAN)	United Acquisition Corp.
Michael Rieber	Robert M. Upshaw and Yarima F. Upshaw
Brenda A. Riffee Revocable Trust UAD	Steve Valko
10/16/06	Hans Abel Van Der Laan and Annette Van
Stephen E. Riffee Revocable Trust UAD	Der
10/16/06	Laan
Richard Roehl	G Jan Van Heek
Dyke Rogers	Ted Vanvick
Thomas M. Rogstad	Louis Vigden
Michael Paul Ross	Vivari, Ltd
Steven Rothstein	James Vornov
Marc A. Rotter	John V. Wagner
Mark W. Salmon	Brian D. Warshaw and Randy Warshaw JT
Joshua Schein 2009 Spearfish Trust UAD	Neil H. Wasserman (SEP FBO NEIL H
12/28/2009	WASSERMAN PERSHING LLC AS
Peter D. Schiffrin	CUSTODIAN)
Alyson D Schlosser	Wealth Concepts, LLC
David M. Schneider	Trust U/W Renee Weiss dtd 05-09-90
David E Schwartz	Kenneth Widelitz (IRA FBO KENNETH
Anil K Sharma Praguti G Sharma JT	WIDELITZ PERSHING LLC AS
William Sheppard	CUSTODIAN)
Estelle Siegel (ESTELLE SIEGEL	Widelitz Family Trust UAD 4/15/94
SEYMOUR SIEGEL JT TEN)	Rande R Willsion
Seth Siegel	Howard J Worman
Chilakamarri Yeshwant Trust
YKA Partners, Ltd
Kazuaki Yonemoto
Steven A. Yost Roth IRA, Pershing LLC as
Custodian
George Zetinski
Shawn H. Zimberg MD
Lizabeth H. Zlatkus

QuickLinks

  Exhibit 4.1
SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
TABLE OF CONTENTS
SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
RECITALS
  1. Definitions.
  2. Registration Rights.
  2.1 Demand Registration .
  (a) Form S-1 Demand .
  (b) Form S-3 Demand .
  2.2 Company Registration .
  2.3 Underwriting Requirements .
  2.4 Obligations of the Company.
  2.5 Furnish Information.
  2.6 Expenses of Registration.
  2.7 Delay of Registration.
  2.8 Indemnification.
  2.9 Reports Under Exchange Act.
  2.10 Limitations on Subsequent Registration Rights.
  2.11 "Market Stand-off" Agreement.
  2.12 Restrictions on Transfer.
  2.13 Termination of Registration Rights.
  3. Information and Observer Rights.
  3.1 Delivery of Financial Statements.
  3.2 Inspection.
  3.3 Observer Rights.
  3.4 Termination of Information Rights.
  3.5 Confidentiality.
  4.1 Right of First Offer.
  4.2 Termination.
  5.1 Insurance.
  5.2 Employee Agreements.
  5.3 Employee Stock.
  5.4 Qualified Small Business Stock.
  5.5 Successor Indemnification.
  5.6 Expenses of Counsel.
  5.7 Indemnification Matters.
  5.8 Right to Conduct Activities.
  5.9 FCPA.
  5.10 FIRPTA.
  5.11 Termination of Covenants.
  6.1 Successors and Assigns.
  6.2 Governing Law.
  6.3 Counterparts.
  6.4 Titles and Subtitles.
  6.5 Notices.
  6.6 Amendments and Waivers.
  6.7 Severability.
  6.8 Aggregation of Stock.
  6.9 Additional Investors.
  6.10 Entire Agreement.
  6.11 Dispute Resolution.
  6.12 Waiver of Jury Trial.
  6.13 Delays or Omissions.
  6.14 Acknowledgment.
SCHEDULE A Investors